AMENDMENT No. 9
TO
COMMITTED FACILITY AGREEMENT

AMENDMENT AGREEMENT (the “Amendment”), dated as of March 20, 2017 to the Committed Facility Agreement, dated as of June 18, 2010 (as amended from time to time, the “Agreement”) between BNP Paribas Prime Brokerage, Inc. (“BNPP PB”) and Guggenheim Enhanced Equity Income Fund (formerly known as Old Mutual/Claymore Long-Short Fund, hereinafter, the “Customer”).
WHEREAS, BNPP PB previously entered into a Committed Facility Agreement with Guggenheim Enhanced Equity Strategy Fund (“GGE”) (the “GGE CFA”) dated as of August 5, 2009 and a Committed Facility Agreement with Guggenheim Equal Weight Enhanced Equity Income Fund (“GEQ”) (the “GEQ CFA”) dated as of March 5, 2015;
WHEREAS, pursuant to an Agreement and Plan of Redomestication the Customer has reorganized from a Massachusetts business trust to a Delaware statutory trust;
WHEREAS, pursuant to an Agreement and Plan of Merger between GGE and the Customer, the Customer will acquire all of the assets and assume all of the liabilities of GGE, including GGE’s liabilities under the GGE CFA (the “GGE Merger”);
WHEREAS, BNPP PB has made loans to GGE under the GGE CFA in an aggregate principal amount outstanding of $42,000,000 (the “GGE Outstanding Amount”);
WHEREAS, pursuant to an Agreement and Plan of Merger between GEQ and the Customer, the Customer will acquire all of the assets and assume all of the liabilities of GEQ, including GEQ’s liabilities under the GEQ CFA (the “GEQ Merger” and, collectively with the GGE Merger, the “Mergers”);
WHEREAS, BNPP PB has made loans to GEQ under the GEQ CFA in an aggregate principal amount outstanding of $49,500,000 (the “GEQ Outstanding Amount”; and collectively with the GGE Outstanding Amount, the “Assumed Amounts”);
WHEREAS, pursuant to the Mergers, GGE and GEQ are merging into the Customer and the Customer wishes to combine their respective maximum commitment financing from BNPP PB under the GGE CFA and the GEQ CFA into the Maximum Commitment Financing available under the Agreement;
WHEREAS, the Customer and BNPP PB desire to continue the Assumed Amounts as outstanding loans under the Agreement, increase the Maximum Commitment Financing and amend the Agreement as provided herein;
NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as follows:
1.	Amendment to “Maximum Commitment Financing” Definition

In Section 1 of the Agreement, the Maximum Commitment Financing amount with respect to Customer listed below shall be replaced with the USD amounts set forth below.  For the avoidance of doubt, there shall be no other changes to the definition of “Maximum Commitment Financing” in the Agreement except for the replacement of the dollar amounts listed below.

Fund Name	Current Maximum Commitment Financing	Amended Maximum Commitment Financing	Current Maximum Commitment Financing Cap	Amended Maximum Commitment Financing Cap
Guggenheim Enhanced Equity Income Fund (GPM)	$72,000,000	$163,500,000	$90,000,000	$250,000,000

2.	Amendment to Section 2 of the Agreement

The notice period shall be increased by replacing “360” with “179” where it appears in Section 2 of the Agreement.

3.	Amendment to Appendix A of the Agreement (”Collateral Requirements”)

(a)	Section 1(b) of Appendix A to the Agreement is hereby deleted in its entirety and replaced with:

(b) the sum of the collateral requirements of such Positions as per Regulation T or Regulation X, as applicable, of the Board of Governors of the Federal Reserve System, as amended from time to time;

(b)	Section 1(c) of Appendix A to the Agreement is hereby deleted in its entirety and replaced with:

(c) the sum of the collateral requirements of such Positions as per Financial Industry Regulatory Authority Rule 4210, as amended from time to time;

(c)	Section 1(d) in Appendix A of the Agreement is hereby amended by replacing the words “50%” currently appearing therein with the words “25%”.

4.	Assumption of Liabilities

Immediately upon the effectiveness of this Amendment, without any further action of GGE, GEQ, Customer or BNPP PB, Customer and BNPP PB hereby agree that the Assumed Amounts shall be continued and reconstituted as a loan made to the Customer under the Agreement.

5.	Termination of GGE CFE and GEQ CFA

For the avoidance of doubt, immediately following the effectiveness of this Amendment, without any further action of Customer or BNPP PB, Customer and BNPP PB agree that the GGE CFA and the GEQ CFA shall be terminated.

6.	Condition Precedent
This Amendment shall become effective upon (i) execution by Customer and BNPP PB and (ii) the effectiveness of the Mergers.

7.	Representations
Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment, except to the extent that such representations specifically refer to an earlier date, in which case they were true and correct as of such earlier date.

8.	Notice
The Customer shall provide written notice to BNPP PB promptly upon effectiveness of the Mergers.

9.	Miscellaneous
(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.
(b)
Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by electronic transmission), each of which will be deemed an original.
(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.
(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(Signature page follows.)

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the date specified in Section 3 of this Amendment.

BNP PARIBAS PRIME BROKERAGE, INC. /s/ Jeffrey Lowe Name: Jeffrey Lowe Title: Managing Director	GUGGENHEIM ENHANCED EQUITY INCOME FUND /s/ John L. Sullivan Name: John L. Sullivan Title: Chief Financial Officer
/s/ JP Muir Name: JP Muir Title: Managing Director